EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

VORSATECH VENTURES, INC.

(the "Corporation")

ARTICLE I

NAME OF COMPANY

The name of this corporation is VORSATECH VENTURES, INC.

ARTICLE II

INITIAL REGISTERED AGENT AND STREET ADDRESS

The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE, 19801, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE OF COMPANY

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

AUTHORIZED SHARES

(A) Classes of Stock

The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation is authorized to issue is two hundred and seventy million (270,000,000) shares, each with a par value of $0.0001 per share. Two hundred and fifty million (250,000,000) shares shall be Common Stock and twenty million (20,000,000) shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

DIRECTORS

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors.

ARTICLE VI

VOTING FOR DIRECTORS

In the election of directors, each holder of shares of any class or series of capital stock of the Corporation shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

BOARD OF DIRECTORS

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal bylaws of the Corporation.

ARTICLE IX

MEETING OF SHAREHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE X

TERM OF EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE XI

INDEMNIFICATION OF DIRECTORS

(A) To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with the approval Corporation Law of Delaware is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of a corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

(B) Any repeal or modification of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XII

INDEMNIFICATION OF OFFICERS AND AGENTS

(A) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

(B) Any repeal or modification of any of the foregoing provisions of this Article XIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification. In witness, these Articles of Organization have been subscribed by the undersigned, who affirms the foregoing as true under the penalties of perjury, this 23rd day of February, 2004.

/s/ Thomas Braun
Thomas A. Braun, Incorporator

777 Hornby Street, Suite 702
Vancouver, B.C. V6Z 1S2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION OF

VORSATECH VENTURES, INC.

(Under Section 242 of the General Corporation Law of the State of Delaware)

Vorsatech Ventures, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is Vorsatech Ventures, Inc. The original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on February 23, 2004.

B. This Certificate of Amendment was duly adopted by the corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

C. This amendment shall become effective at 12:00 a.m. on September 12, 2005.

D. The Certificate of Incorporation, as heretofore amended, is hereby further amended by changing ARTICLE I so that, as amended, it shall be and read as follows:

“The name of the Corporation is “SYNUTRA INTERNATIONAL, INC.”

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Liang Zhang its Chief Executive Officer, this 8th day of September, 2005.

Vorsatech Ventures, Inc.

/s/ Liang Zhang
Name: Liang Zhang
Title: Chief Executive Officer